Mail Stop 4561

      December 12, 2005



Mr. Michael Pappagallo
Chief Financial Officer
Kimco Realty Corporation
3333 New Hyde Park Road
New Hyde Park, NY  11042-0020

Re:	Kimco Realty Corporation
Form 10-K for the fiscal year ended December 31, 2004
      File No. 1-10899

Dear Mr. Pappagallo:

We have completed our review of your Form 10-K and have no further comments at this time.




								Sincerely,



      Steven Jacobs
      Branch Chief



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Mr. Milton Cooper
Kimco Realty Corporation
October 24, 2005
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